Filed Pursuant to Rule 433
Issuer Free Writing Prospectus dated
March 12, 2009 Relating to Preliminary Prospectus
Supplement dated March 12, 2009 to
Prospectus dated February 19, 2009
Registration No. 333-157413
FINAL PRICING TERMS
$250,000,000 5.375% Senior Notes due 2019

Issuer:	Sysco Corporation

Title of Security:	5.375% Senior Notes due 2019

Size:	$250,000,000

Maturity Date:	March 17, 2019

Coupon:	5.375%

Interest Payment Dates:	March 17 and September 17, commencing September 17, 2009

Price to Public:	99.321%

Benchmark Treasury:	2.75% due February 15, 2019

Benchmark Treasury Yield:	2.864%

Spread to Benchmark Treasury:	T + 260 bps

Re-offer Yield:	5.464%

Make-Whole Call:	T + 40 bps

Change of Control:
Upon the occurrence of both (i) a change of control of Sysco Corporation and (ii) a downgrade of the notes below an investment grade by two of the three rating agencies named below within a specified period, Sysco Corporation will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase.

Expected Settlement Date:	T + 3; March 17, 2009

CUSIP Number:	871829 AM9

Anticipated Ratings:	A1 by Moody’s Investors Service, Inc.
A+ by Standard & Poor’s Ratings Services

Joint Book-Running Managers:	Goldman, Sachs & Co.
Banc of America Securities LLC

Co-Managers	Barclays Capital
Mitsubishi UFJ Securities
TD Securities
Wachovia Securities
BB&T Capital Markets
BNY Capital Markets, Inc.
Comerica Securities
PNC Capital Markets LLC
The Williams Capital Group, L.P.

$250,000,000 6.625% Senior Notes due 2039

Issuer:	Sysco Corporation

Title of Security:	6.625% Senior Notes due 2039

Size:	$250,000,000

Maturity Date:	March 17, 2039

Coupon:	6.625%

Interest Payment Dates:	March 17 and September 17, commencing September 17, 2009

Price to Public:	98.061%

Benchmark Treasury:	4.5% due May 15, 2038

Benchmark Treasury Yield:	3.627%

Spread to Benchmark Treasury:	T + 315 bps

Re-offer Yield:	6.777%

Make-Whole Call:	T + 50 bps

Change of Control:
Upon the occurrence of both (i) a change of control of Sysco Corporation and (ii) a downgrade of the notes below an investment grade by two of the three rating agencies named below within a specified period, Sysco Corporation will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase.

Expected Settlement Date:	T + 3; March 17, 2009

CUSIP Number:	871829 AN7

Anticipated Ratings:	A1 by Moody’s Investors Service, Inc.
A+ by Standard & Poor’s Ratings Services

Joint Book-Running Managers:	Goldman, Sachs & Co.
Banc of America Securities LLC

Co-Managers	Barclays Capital
Mitsubishi UFJ Securities
TD Securities
Wachovia Securities
BB&T Capital Markets
BNY Capital Markets, Inc.
Comerica Securities
PNC Capital Markets LLC
The Williams Capital Group, L.P.
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. toll free at 1-866-471-2526 or Banc of America Securities LLC toll-free at 1-800-294-1322.
Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers were automatically generated as a result of this communication being sent via Bloomberg or another email system.

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